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                                                               EXHIBIT 99

             FALLBROOK NATIONAL BANK BECOMES WHOLLY OWNED
                 SUBSIDIARY OF COMMUNITY BANCORP INC.

FOR IMMEDIATE RELEASE

CONTACT: TOM SWANSON
         FALLBROOK NATIONAL BANK
         (760) 723-6001

FALLBROOK, Calif., June 25, 1999--Fallbrook National Bank
(NASDAQ:FBRK) today announced that it has received all approvals for the formation of Community Bancorp Inc. a bank holding company. Effective at 6:00 pm pacific time on June 25, 1999, Fallbrook National Bank will become a subsidiary of Community
Bancorp Inc. Community Bancorp Inc. will open for trading on Monday, June 28, 1999 on the NASDAQ national market under the symbol CMBC, and Fallbrook National Bank will no longer be listed on the NASDAQ small cap market under the symbol FBRK.

     "The ability to move forward under this new structure has been one of the key initiatives for 1999. The formation of the holding company will provide greater flexibility in responding to changes in the banking and financial services industry, facilitate the acquisition of other financial institutions and companies engaged in related activities, and provide flexibility in meeting the financing needs of the enterprise, including providing capital to the Bank," stated Mr. Tom Swanson, President and Chief Executive Officer of the Bank.


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     Shareholders of Fallbrook National Bank will receive a letter of transmittal instructing them how to exchange their shares for Community Bancorp Inc. shares. Shareholders are requested not to bring their certificates into the bank. Each share of Fallbrook National Bank stock will be exchanged for one share of Community Bancorp Inc. Shareholders may continue to trade shares of Fallbrook National Bank as if they were shares of Community Bancorp Inc. until the shares have been exchanged.

     Fallbrook National Bank is a $144 million commercial bank serving the North San Diego and Inland Empire communities with branch offices in Fallbrook, Temecula and Vista, and loan production offices in the cities of Ontario, Orange, Vista, Los Angeles and Sacramento.

    Fallbrook National Bank's web site is www.fallbrooknationalbank.com.

     Statements concerning future performance, developments or events concerning expectation for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations.